EXHIBIT 23.6


                    CONSENT OF US BANCORP PIPER JAFFRAY INC.

                                 August 3, 2001

UroCor, Inc.
840 Research Parkway
Oklahoma City, Oklahoma  73104

Dear Sir or Madam:

We refer to the joint statement/prospectus (the "Proxy Statement") which forms a part of the Registration on Form S-4 (the "Registration Statement") of DIANON Systems, Inc. ("Dianon"), with respect to the exchange offer for shares of UroCor, Inc. ("UroCor") in connection with the business combination of Dianon and UroCor.

We hereby consent to the inclusion in the Proxy Statement of our opinion letter appearing as Annex C to the Proxy Statement and to the references of our firm name in the following sections of the Proxy Statement: "Summary - Opinions of Financial Advisors," "The Proposed Merger--Background of the Merger," "The Proposed Merger--Factors Considered by, and Recommendation of, the Board of Directors of UroCor" and "The Proposed Merger--Opinions of Financial Advisors--Opinion of UroCor's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        US BANCORP PIPER JAFFRAY INC.


                                        By: /s/ Daniel Gulbrandson
                                            -------------------------
                                            Name:  Daniel Gulbrandson
                                            Title:  Vice President